EXHIBIT 9




                             INTERNET VENTURES, INC.










                    ----------------------------------------

                             VOTING TRUST AGREEMENT

                    ----------------------------------------








                                 April 15, 2002













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                             VOTING TRUST AGREEMENT

         THIS VOTING TRUST AGREEMENT (this "Agreement"), dated as of April 15, 2002, is entered into by and among Nyhl Henson ("Henson") and the shareholders of Turer Acquisition Corp., a California company, Turer Corp., a California corporation (the "Purchaser"), and Internet Ventures, Inc., a California corporation (the "Company") (collectively, the "IVI Shareholders"). The Purchaser and IVI Shareholders are sometimes referred to in this Agreement individually as a "Shareholder" and collectively as the "Shareholders".

                                    RECITALS

         WHEREAS, as of the date hereof, the Purchaser and the IVI Shareholders, pursuant to that certain Stock Exchange Agreement dated as of April 15, 2002 ("Exchange Agreement"), are all entitled to receive shares of Turer Corp., a Nevada corporation (the "Common Stock"), in exchange for their shares of the Company's;

         WHEREAS, the shares of Turer Common Stock are not registered and no exemption for distribution of the Turer Common Stock to the IVI Shareholders is applicable; and

         WHEREAS, the obligations of Turer Acquisition Corp. to deliver the Common Stock to the IVI Shareholders are conditioned upon the effectiveness of an S-4 Registration Statement which may take several months to accomplish and voting of the Turer Common Stock during this period of time must be provided for;

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.         Voting and Other Actions.

         (a) Henson hereby agrees to act as Trustee for the IVI Shareholders and hereby agrees that at each meeting of the shareholders of the Company at which directors are to be elected or other action by shareholders taken after the Closing (as defined in the Exchange Agreement) and in connection with any action by written consent Henson will vote (or execute such written consent with respect to, as the case may be) all shares of the Common Stock which are all shares of the capital stock of Turer Corp. which are voting shares, and any other voting securities of the Company, over which IVI Shareholders would have voting control or which are owned by such Shareholder, beneficially or of record, or will cause such shares or securities to be voted (or such consent to be executed), and will take all other necessary or desirable actions within Henson's control in his capacity as a Trustee for the IVI Shareholder, including acting by written consent to the extent permitted under applicable law, so that:

              (i) included on the Board of Directors of the Company (the "Board") will be during the term of this Agreement one person nominated by Henson and Henson (including their successors), (the "Henson Directors"), subject to the satisfaction of such Henson Director's fiduciary duties as a director of the Company, in the form attached hereto as Exhibit A;


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              (ii) any committees of the Board will be created only upon the approval of a majority of the Henson Directors;

              (iii)any vacancy created by the death, resignation or removal of any of the Henson Directors will be filled by a person nominated to fill such vacancy by the person or group of persons entitled, under clause (i) above, to nominate the director who died, resigned or was removed;

              (iv) none of the Henson Directors will be removed (with or without cause) from the Board unless the Board has received a prior written request for such removal from the person or group of persons entitled to nominate the director to fill the vacancy that would be created by such removal;

              (v) Henson will be elected as Chairman of the Board and President of the Company during his employment with the Company, and will remain as Chairman of the Board after termination of such employment for so long as he beneficially owns at least 1,000,000 shares of Common Stock (the foregoing required number of shares shall automatically be increased proportionately on account of any subdivision, share dividend, stock split or similar transaction and decreased proportionately on account of any reverse stock split, combination or similar transaction affecting the Company's Common Stock occurring after the date of this Agreement); and

              (vi) unless approved in writing by the holders of a majority of the outstanding shares, no action (including, without limitation, amending the Articles of Incorporation or the Bylaws of the Company) will be taken to amend, alter or repeal any rights, preferences or privileges of, or any restrictions provided for the benefit of, or to authorize, create or issue (by reclassification or otherwise) any shares of any class or series of stock having preferences senior to the Turer Common Stock.

         (b) Henson hereby agrees to be governed by the rules, regulations and laws governing the fiduciary duties of a Trustee acting for the benefit of others; i.e., shareholders of IVI.

         (c) Henson hereby agrees to take all necessary or desirable actions within his control in his capacity as Trustee for IVI Shareholders to cause the Company to change the name of the Company to "IVI International, Inc." as soon as commercially practicable after the Closing (as defined in the Exchange Agreement), and in any event no later than the next annual or special meeting of the Company's shareholders. In connection with such name change, Henson agrees that he will (x) take all necessary or desirable actions within his control in such capacity as a shareholder, director, member of a board committee or officer of the Company to cause the Company's (or its successor entity's, as the case may be) corporate documents (including, without limitation, its charter and bylaws) to be substantially in the form of the Company's current corporate documents, subject only to such differences as are required by Nevada law, and
(y), if necessary, enter into a new Voting Trust Agreement having terms substantively identical to this Agreement regarding the capital stock of any successor entity to the Company resulting from such name change. Henson hereby agrees that as soon as commercially practicable following such name change, he will designate an address of record outside the State of California for purposes of the records of the Company or any successor entity to the Company and will maintain such address of record until the termination of this Agreement pursuant to Section 2 below.


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         (d) For purposes of this Agreement, the "Turer Common Stock Delivery
Date" is the date following the day of mailing stock certificates representing the Turer Common Stock upon effectiveness of the S-4 Registration Statement.

         (e) Pursuant to the Exchange Agreement, the IVI Shareholders are the beneficial owners of 12,450,000 shares of Common Stock. For purposes of this Agreement, the term "beneficially", when it modifies "own" or a derivative of "own", shall have the meaning ascribed to it in the rules and regulations promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended.

Section 2. Termination of Agreement. This Agreement will terminate and be of no further force or effect upon the last to occur of the following dates:

         (a) the Turer Common Stock Delivery Date; or

         (b) the date as of which Henson first ceases to own beneficially at least 1,000,000 shares of Common Stock (the foregoing required number of shares shall automatically be increased proportionately on account of any subdivision, share dividend, stock split or similar transaction and decreased proportionately on account of any reverse stock split, combination or similar transaction affecting the Company's Common Stock occurring after the date of this Agreement).

Section 3.  Miscellaneous.

         (a) No Assignment. The benefits and burdens of this Agreement are not personal to the parties hereto and will, except in the case of Henson, pass to their successors in interest and/or the transferees of any of their shares. In addition, it shall be a condition of any sale, transfer or assignment of any shares by any IVI Shareholder that the successor in interest to such shares (including, without limitation, any buyer, transferee or assignee) execute an adherence and assumption agreement to the terms and conditions of this Agreement in a form reasonably satisfactory to Henson.

         (b) Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles or rules regarding conflicts of laws (to the extent such principles or rules would require the application of the law of another jurisdiction).

         (c) Severability. If any provision of this Agreement or portion thereof shall be declared invalid, illegal or unenforceable, such provision or portion thereof shall be severed and all remaining provisions shall continue in full force and effect.

         (d) Amendments. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument executed by each of Henson and the holders of a majority of the shares of Turer Acquisition Corp. purchased pursuant to the Exchange Agreement, provided, that if any such purported amendment would discriminate against any one Shareholder, such Shareholder's consent shall be required for such amendment.

         (e) Legends. (i)Each of the Shareholders hereby agrees to take all necessary or desirable actions (including exchanging with the Company certificates representing shares of Common Stock issued prior to the date hereof) to cause each certificate representing shares of Common Stock to bear a legend containing the following words:


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                           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE
                  SUBJECT TO THE VOTING TRUST AGREEMENTS SET FORTH IN THE VOTING TRUST AGREEMENT DATED AS OF APRIL 15, 2002 BY THE PARTIES THERETO, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY."

              (ii) In the event that Henson decides to sell or transfer any shares of Common Stock owned by him and in respect of which the certificate or certificates bear such legend, Henson shall be entitled to request by written notice to the Company that the Company exchange such certificates for certificates which do not bear any legend, and each of the Shareholders hereby agrees to take all necessary or desirable actions within such Shareholder's control in his or her capacity as a shareholder, director, member of a board committee or officer of the Company to cause the Company so to exchange such certificates.

         (f) Waiver. No waiver of any provision of this Agreement shall be valid unless it is expressed in a written instrument duly executed by the party or parties making such waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition but the obligation of any party with respect thereto shall continue in full force and effect.

         (g) Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, as follows:

(i) If to any or all of the Purchaser or IVI Shareholders, to:

                           IVI Communications, Inc.
                           ---------------------------------
                           6171 W. Centruy Blvd., Suite 130
                           ---------------------------------
                           Los Angeles, CA 90045
                           ---------------------------------

                  with a copy (which shall not constitute notice) to:

                           MC LAW GROUP
                           4100 Newport Place
                           Suite 830
                           Newport Beach, CA 92660
                           Attn: Michael Muellerleile, Esq.
                           Fax:  (949) 250-8656

(ii) If to Henson, to:

                           IVI Communications, Inc.
                           --------------------------------
                           6171 W. Centruy Blvd., Suite 130
                           --------------------------------
                           Los Angeles, CA 90045
                           --------------------------------

                  with a copy (which shall not constitute notice) to:

                           The Boesch Law Group
                           --------------------------------
                           330 Washington Blvd., Suite 600
                           --------------------------------
                           Marina Del Rey, CA  90292
                           --------------------------------
                           Attn: Philip W. Boesch, JR., Esq.
                           Fax:  310.578.7898

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Alternatively, to such other address as a party hereto supplies to each other party in writing.

         (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (i) Headings. The headings of this Agreement are for convenience and shall not control or affect the meaning or construction of any provision hereof.

         (j) Specific Performance. Each of the Shareholders agrees and acknowledges that the other Shareholders will be irreparably damaged in the event this Agreement is not specifically enforced. Each of the parties therefore agrees that in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which any Shareholder may have.

Section 4. Effective Time. This Agreement will become effective immediately upon, but will not be effective prior to, the consummation of the sale by the Company pursuant to the Exchange Agreement.



         IN WITNESS WHEREOF the undersigned have set their hands as of the above date.

TURER ACQUISITION CORP.                     NYHL HENSON, INDIVIDUALLY

By: /s/ ALia Neely                               /s/ Nyhl Henson
-------------------------------                  --------------------
Its:   President                                  Nyhl Henson



TURER CORP.                                 INTERNET VENTURES, INC.

By: /s/ Alia Neely                          By:  /s/ Nyhl Henson
------------------------                         ---------------------
Its:  President                             Its:  Executive VP,
                                                  Chief Operations Officer




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                                    Exhibit A

                                Henson Directors